Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143721) of SL Green Realty Corp. (“SL Green”), pertaining to the Amended 2005 Stock Option and Incentive Plan, of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of SL Green, SL Green management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SL Green, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

June 20, 2007